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                                                                    EXHIBIT 99.1


                                NO.  97CI-16633
JOHN J. DANIELSON                                       IN THE DISTRICT COURT
and THOMAS E. HARDING,
Plaintiffs,
v.                                                      225/TH/ JUDICIAL COURT
DTM CORPORATION,
      Defendant.                                        BEXAR COUNTY, TEXAS


                         PLAINTIFF'S ORIGINAL PETITION


Plaintiffs, JOHN J. DANIELSON and THOMAS E. HARDING, on behalf of themselves and the class of persons described below, file this Original Petition against Defendant, DTM CORPORATION.
Parties

1. Plaintiff JOHN J. DANIELSON in an individual who resides in San Antonio, Bexar County, Texas.

2. Plaintiff THOMAS E. HARDING is an individual who resides in Edwards County near Del Rio, Texas.

3. Defendant, DTM Corporation ("DTM"), is a corporation organized under the laws of Texas, with its principal place of business in Austin, Texas. DTM should be served with a Citation and a copy of this Petition by certified mail, return receipt requested, to its registered agent for service of process, DTM Corporation System, 350 N. St. Paul Street, Dallas, Texas 75201.

JURISDICTION AND VENUE

4. The Court has jurisdiction over the subject of this case because it involves an amount in dispute exceeding the minimum jurisdictional limit of the Court.

5. The Court has jurisdiction over all named parties because all parties reside in or do business in Texas.

6. Venue is proper in this Court because, as stated in the facts below (and incorporated here), a substantial part of the events giving rise to this case occurred in Bexar County as the purchases of securities on which this case is based occurred in Bexar County.

FACTS

7. DTM is an issuer and/or seller of securities, i.e., its common stock which was issued to the public in an initial public offering on or near May 2, 1997. DTM registered those securities under the U.S. Securities Act of 1933. Plaintiffs currently do not claim any right under the U.S. Securities Act of 1933, and currently do not seek any relief or recovery under that Act. Plaintiffs refer to that Act only to the extent that registration of securities by DTM under that Act is an element of their claim below under
    Article 581-33 of the Revised Civil Statues of Texas.

8. The prospectus and other documents required in connection with that registration omitted material facts which were necessary to make the statements made in the prospectus not misleading in light of the circumstances in which they were made. The prospectus failed to state the true financial condition of DTM as of May 2, 1997, because it failed to state that DTM would suffered substantial losses in the near term. The prospectus also failed to state that there was an ongoing weakness in the demand for DTM products or services in its North American markets; or that a previously anticipated change in the product mix of DTM would cause it to suffer significant losses.

9. The stock of DTM was initially made available to the public on or near May 2, 1997. The opening price was $8.00 per share. The stock traded in a range from approximately $8.00 to $8.50 per share from may 2, 1997, until after the close of trading on June 18, 1997,

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    when DTM issued a press release announcing its substantial losses, the softness in demand for its products, and a "change" in its product mix. On June 19, 1997, immediately after the press release, the price of DTM stock suddenly dropped to approximately $5.25 per share, and has continued to drop since then to less than $4.00 per share, causing Plaintiffs substantial loss and/or actual damages in an amount exceeding the minimum jurisdictional limit of the Court.

CLAIM

10. DTM, thus, violated Article 581-33 for that violation, either in equity to rescind their purchase or for damages.

11. Mr. Danielson and Dr. Harding bought the registered securities in San Antonio, Texas. Plaintiffs now sue DTM under Article 581-33 for that violation, either in equity to rescind their purchase or for damages

CLASS

12. Plaintiffs bring this case on their own behalf and on behalf of the class of persons who purchased stock in DTM between may 2, 1997, and June 18, 1997. Those persons are so numerous that joinder of all them is impractical. The claims of each of those persons have common questions of law and/or fact. The claims by Plaintiffs are typical of those of the class, and Plaintiffs, as representatives of the class, will fairly and adequately protect the interests of the class.

REQUEST FOR RELIEF

13. Plaintiffs request that the Clerk issue a citation for service on DTM as stated above. Plaintiffs further request that the Court set this case for trial on the merits before a jury, and pay the jury fee with filing this petition.

14. Plaintiffs request rescission and/or damages as provided under Article 581-33(C).


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15. Plaintiffs also request recovery of interest, costs and reasonable attorneys' fees as permitted under Article 581-33 or other Texas law.

16. Plaintiffs also request all other relief to which they are entitled.


Respectfully submitted,


BINGHAM & LEA, P.C.
333 Covent Street
San Antonio, Texas 78205-1348
210-224-1819 Telephone
210-224-0141 Facsimilie



BY:  /s/ Royal B. Lea, III
     ROYAL B. LEA, III
     State Bar No. 12069680


CACHEAUX, CAVAZOX, NEWTON, MARTIN & CUKJATI, L.L.P.
333 Covent Street
San Antono, Texas  78205-1348
210-224-2627 Telephone
210-223-5052 Facsimile


BY:  /s/ Troy S. Martin, III
  TROY ("TREY") S. MARTIN, III
  State Bar No. 1310880

COUNSEL FOR PLAINTIFFS, on behalf of themselves and the class of persons described above.


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